Exhibit 10.8

CONFIDENTIAL PROPOSAL

DATE:	MAY 14, 2009

TO:	DR. CHAGANTI & LOU MAIONE – CANCER GENETICS INC.

FROM:	PANNA SHARMA, TSG

RE:	STRATEGIC OPPORTUNITY ROADMAP PHASE I & TRANSACTION ADVISORY PHASE 2

Dr. Chaganti & Mr. Maione,

This letter can serve as a formal proposal between TSG, LLC (“TSG”) and Cancer Genetics, Inc. (the “Company”). It describes the project streams that TSG can perform to support strategic decisions and transactions by the Company and Company Management (the “Management”).

Based on our conversation and visits with the company and the review of the follow up information, as well as our conversations with your group we understand that both management and investors are looking for advice and a roadmap that can enable greater extraction of value from the company – from both the products and services business units. Both the Company and TSG believe the 14% to 16% growth per annum in the molecular diagnostics and esoteric testing space represent significant opportunities for companies that can provide both strong, focused IP along with the service infrastructure to deliver the results of a series of valuable assays and diagnostic kits. Several of the Company’s competencies, including sales, marketing and distribution, research and development, service operations and portfolio management need to be better brought together and integrated into a holistic growth roadmap that can deliver meaningful returns in the next few years.

There are a number of central questions that need to be answered during this project – these questions would form the basis of the roadmap and would focus on both the development of a actionable strategy for the service and product business lines:

1.	How should the Company’s existing assets be leveraged to drive shareholder value?

2.	What is the correct business model for the Company (both near- and mid-term)?

3.	How should the Company prioritize and value near-term business development opportunities?

4.	What are the financial requirements and economic return models needed to develop this strategy?

5.	What capabilities or organizational requirements will need to be filled in order to execute on this strategy?

6.	What type of partnerships, investments or alliances could bolster the Company’s capabilities and drive future growth (for both segments of the business) – and how do they get prioritized?

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

Figure 1 - Proposed Central Questions For Strategy Roadmap

Defining the strategy map for Cancer Genetics – Key questions to address

A.	Our approach

TSG recommends a two phase approach to achieving expansion and focused growth into a position of leadership in the categories of molecular testing and esoteric diagnostic services focused on cancer. We have outlined these phases below. In addition, we understand that there are day to day needs of the business where TSG can augment existing management, and we have outlined our approach for that assignment as well. There are obvious synergies in having an onsite person during this 9 to 10 week project and those are reflected in the pricing in Section E.

Phase I – Strategy Development – (Weeks 1 - 8) includes TSG’s Strategic Roadmap Process, which addresses our key questions and results in an action plan. Figure 1 shows some central questions around the key modules in the approach that TSG uses to generate growth strategies in the life sciences. This approach considers the following factors in select market segments:

•	Internal capabilities examination

•	Behavior of key buyers / buying segments

•	Key market trends / local, regional and global

•	Competitive dynamics / including “Coopetitive” dynamics

•	Potential transaction opportunities / including roll-ups, and in-licensing

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

Phase II – Strategy Execution – (Months 3-12) includes execution on the agreed upon Roadmap for either lines of business through acquisitions, investments, capital formation, alliances or other transactions.

Onsite Support – During Phase I, which is anticipated to be 8 weeks TSG will provide an onsite person from the senior team. The person will be onsite at the Rutherford, New Jersey location for 3 to 4 days per week and will participate on both the Phase I project team as well as support day to day operational needs of the board and management. It is anticipated that the majority of time will be focused on the lab service business, and include largely the activities of:

•	LIMS selection

•	Operational and workflow based improvements in lab service business

•	Solicitation and selection of partner labs where CGI can provide “overflow” support and additional capacity

•	Improvements on management processes and reporting requirements

•	Managing overall communications and marketing improvements needed for lab service business

B.	Team composition

Panna Sharma, the Managing Partner and founder of TSG will take the lead and be responsible for the overall engagement. He will be assisted by Dr. Prashant Mehta, or Dr. James Pierce, and Laura White, or other key TSG associates in the process. We expect to be closely involved with the company’s management, key managements and other operating personnel during the initial phase of the opinion development.

Completion of the first phase ranges from 7-8 weeks. The Company can at that time review to move forward with Phase 2 as outlined in this proposal.

The project will follow the timeline below, but this timeline can be modified by mutual agreement of the parties throughout the project. Following the mid-term deliverable TSG and The Company should have a final agreement on the required materials and efforts needed to fully develop and stress-test the ideas and play recommendations for The Company.

C.	Proposed timeline

The figure below lays out an abridged timeline for completion of the project modules. For a more detailed project timeline, please see the Appendix accompanying this document.

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

Figure 2 - Timeline, CGI Abbreviated

D.	Deliverables: (Weeks TBD)

The major deliverable will be a presentation to the Company management team and Board of Directors and others where appropriate with an underlying fact-base. This includes:

1.	Executive Summary: What are the growth opportunities for the Company, from both a product and service perspective?

2.	Overview of the Markets and Competition: Identification of the most attractive and business models that best support the market needs identified.

3.	Capabilities Required to Win: Why will the Company benefit from the proposed strategies, and how the Company can be re-positioned to meet these opportunities?

4.	The Play: What mechanisms will be required so that the Company can be positioned as a leading player? What are the potential risk/reward tradeoffs for the play(s)?

5.	Strategic Roadmap: How the Company can combine acquisitions and internal development to drive the success of this growth strategy?

6.	Go-forward Recommendations: Articulate specific acquisition or transaction goals that can be accomplished in the near term to support the R&D, validation and implementation goals of the Strategic Roadmap. For example, this could be the roll-up of a small number of supporting satellite acquisitions for the lab service business and/or the development of a key strategic equity partner for the product business. Describe the different categories of target companies and for each category and provide a few specific examples of companies that TSG believes are doable from a transaction perspective.

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

E.	Consulting Project Term of Engagement and Compensation

TSG accepts only a limited number of transaction mandates each year and allows for extensive involvement of senior members of TSG with each mandate. Panna Sharma will be actively leading the engagement with the Company, and he will be the primary interface to the Company’s management and Board of Directors. We view the Company Strategic Roadmap project and subsequent transaction mandate as a great fit with our core competency of integrating strategic insights with rapid execution of an action plan grounded in transaction activity. This assignment would be of the highest priority for TSG as we believe that the Company is in an excellent position to make strategic moves that will dramatically improve shareholder value and drive improvements to the life sciences industry.

•	Development of the Strategic Roadmap

1.	This 8 week project will establish the framework for positioning the Company as a premium, scalable leader in the life sciences value chain.

2.	Our fee for the first phase the project is $85,000 USD (eighty five thousand USD) plus reimbursement of all TSG travel, communications and other out of pocket expenses for the project as governed by the T&E policies of the Company.

3.	Payment will be due along the following schedule

a.	50% of the total upon contract acceptance and prior to kickoff

b.	25% at the midterm review

c.	25% at the close of Phase I and delivery of the strategic roadmap deliverable

4.	We expect that all T&E for Phase I will not exceed $10,000 USD, and TSG will seek specific authorization by the Company in the case that expenses beyond the $ 10,000 are required for Phase I.

5.	In the case that the project exceeds 8 weeks due to changes in scope cause by the Company or that the Company wishes to increase the scope of analysis, presentation refinement, develop further management alignment or review additional sub market segments, the Company will compensate TSG at the rate of $ 12,000 USD per week.

•	On-site Support

1.	TSG shall offer additional support for the duration of the 8 week project, in the form of a senior member of TSG located on-site at the Company’s headquarters.

2.	Our fee for this portion of the project is $7,000 USD per month, or an additional $1 6,000 USD (sixteen thousand USD) for the duration of Phase I.

3.	On-site support will consist of a minimum of three, and a maximum of four days on-site per week. In addition, the TSG team member on site would also be part of the overall project team to offset and subsidize the costs of on-site support.

4.	In the event that the project moves forward into Phase 2 and the Company management wishes to continue to retain a TSG team member on-site, this support service could be extended at $21,000 USD (twenty one thousand USD) per month.

We are available to start between the 9th and 11th of June as per recent discussions, and we look forward to working with you and the rest of your team on this important project. Also, I would like to note that it is our firm policy to keep such engagements highly confidential; we will not discuss contents or context of this project to anyone that is not directly involved in this project.

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

F.	Transaction Mandate Term of Engagement and Compensation

This letter can serve as a formal proposal to have TSG to act as the exclusive financial advisor to the Company with respect to potential business transactions with the Company in accordance with the terms and conditions set forth in this document. As the Company’s exclusive financial advisor, TSG will work closely with designated Company personnel to assist the Company in executing a potential business transaction with the Company and, in doing so, will:

(a) Assist the Company and the Company management in preparing information to be provided to parties that may be interested in entering into a potential business transaction. This process may include, among other things, (i) analyzing, reviewing and refining the Company’s strategic rationale and prospects, (ii) advising and assisting the Company in writing or strengthening its business and growth plan in the life sciences category, and (iii) helping the Company evaluate the potential returns and likelihood of success in a potential business transaction.

(b) Develop a list of parties to be contacted regarding a potential business transaction, engage in initial discussion with such parties regarding a potential business transaction, and assist the Company and the Stockholders in identifying the parties that are the highest priority prospective parties for a potential business transaction.

(c) Arrange meetings with parties acceptable to the Company and the Management that express an interest in proceeding with discussions regarding a business transaction with the Company.

(d) Assist in coordinating due diligence efforts, structuring (including advising the Company and its Management regarding the various forms of business transactions and assisting in the Company’s and its Management’s evaluation of potential returns and likelihood of success), documenting, and closing a potential business transaction.

(e) Provide such other financial advisory services in connection with a potential business transaction as may be reasonably requested by the Company or Company Management and are customary in engagements of this type.

For purposes of this letter, a “business transaction” or “potential business transaction” shall mean

(a) any transaction or series or combination of transactions not in the ordinary course of business of the Company in which another party directly or indirectly obtains control of the Company or its businesses]; and

(b) any transaction or series or combination of transactions not in the ordinary course of business of the Company in which the Company directly or indirectly obtains control of another party or any of such other parties’ business. Such transactions shall include, without limitation, a sale or exchange of all or substantially all of the capital stock or assets of the Company or another party; a lease of all or substantially all of the assets of the Company or another party (with or without a purchase option); a merger or consolidation; a tender or exchange offer; a leveraged or management buy-out; the formation of a joint venture, partnership or other investment vehicle; or any transaction similar to the foregoing.

The parties acknowledge and agree that TSG’s engagement hereunder is solely for the purposes set forth above and that nothing contained herein shall be construed to obligate TSG to underwrite any securities

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

of the Company. In addition, the parties acknowledge that TSG will not provide services commonly performed by legal advisors or certified public accountants including providing tax advice, drafting documents or preparing financial statements, all of which shall be performed by third party providers employed by the Company.

TSG’s Phase 2 engagement as set forth above shall commence once Phase I has been completed, expected to be on or about July 30th, 2009 and continue for a period of twelve (12) months from the date of this letter (the “Retainer Period”). The Company agrees to pay TSG for its services during the Retainer Period a retainer fee of $10,000 USD per month for the first six months of Phase 2. Payment would begin upon initiation of Phase II of this project as authorized by the Company in writing, the “Transaction Mandate”, plus reimbursement of all TSG travel, communications and other out of pocket expenses for the project as governed by the T&E policies of the Company. The parties agree that, if negotiations with a party or parties interested in a potential business transaction are ongoing at the expiration of the Retainer Period, the Retainer Period automatically will be extended without any further action of the parties until such negotiations either result in a business transaction or are terminated.

In the event that, at any time during the Retainer Period or the Tail Period, which is the nine-month period following the end of the Retainer Period, the Company consummates a business transaction with any party (or an agreement or understanding is reached with respect thereto) (a) identified orally or in writing as a prospective party to a potential business transaction by TSG during TSG’s engagement hereunder; or (b) who proposed, or to whom the Company or its Management proposed, a potential business transaction during the Retainer Period or Tail Period the Company and agree to pay to TSG, a success or completion fee equal inline with the following parameters:

i.	Completion or success fee, based on the Aggregate Consideration of any Transaction. The success formulas below take into account various types of transactions, and have defined boundaries as to the tranches, the minimum and in some cases the maximum fees payable to TSG (all figures noted below in US Dollars).

A.	Success Formula For Buy Side Activity:

BUY SIDE REPRESENTATION FOR CGI (MAXIMUM FEES OF 2.6 Million USD )

Tranche	Rate	Value Range	Fee Range
MINIMUM	Flat fee of $100,000	Minimum, regardless of value for up to the first three transactions	100,000 flat - for a maximum of 3 transactions
Tranche 1	4.0%	$0.0+ Mn to 20.0 Mn USD	100K minimum - $800,000
Tranche 2	3.0%	$20.0+ to 40.0 Mn USD	Up to $600,000 additional
Tranche 3	2.0%	$40.0+ to maximum	Up to $845,000 additional

B.	Success Formula For Sell Side Activity:

SELL SIDE REPRESENTATION FOR CGI (NO MAXIMUM FEES)

Tranche	Rate	Value Range	Fee Range
MINIMUM	Flat fee of $400,000	$0 - 10.0 Mn USD	400,000 flat
Tranche 1	4.0%	$10.0+to 25.0 Mn USD	400K - 1,000,000
Tranche 2	3.0%	$25.0 TO 40.0 MN USD	Up to $450,000 additional
Tranche 3	2.0%	$40.0+ to maximum	2% of any amount above 40.0 Mn USD

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

C.	Success Formula For Corporate Development Activity:

CORPORATE DEVELOPMENT (NO MAXIMUM)

Tranche	Rate	Value Range	Fee Details
Tranche 1	8.0%	$0 – 1 Mn USD	This fee is payable as the Company is paid and is based on gross revenue. The fee is payable for the period of the contract with the target entity or three (3) years from the start of the first payment – whichever is longer. In the case where there is no contract, then the payments are to be made for the three year period following the first revenue received by the Company.
Tranche 2	6.0%	1.0+ Mn. USD

D.	Success Formula For Capital Raise Activity:

CAPITAL RAISE (NO MAXIMUM) : Capital raised from strategic industry partners or their venture units or related venture and investment funds, introduced to the Company by TSG for the purpose of investment

Tranche	Rate	Value Range	Fee Details
Tranche 1	8.0%	$0 – 1 Mn USD	This fee is payable as the capital is received by the Company from strategic industry partners or their related venture or investment units for the purpose of investment, which such fees payable to TSG immediately upon receipt of investment proceeds by the company.
Tranche 2	6.0%	1.0+ Mn. USD

For purposes of calculating TSG’s completion fee, the term “consideration” includes the following:

(a) the gross value of all cash, securities (debt or equity), and other property paid directly or indirectly by an acquiring entity to a seller or sellers in connection with a business transaction;

(b) the aggregate principal value of all indebtedness directly or indirectly assumed or acquired by the acquiring entity or any of its affiliates or retired, deceased or otherwise cancelled in connection with the business transaction (unless such indebtedness was included in the acquiring party’s payment to a seller or sellers with respect to such business transaction);

(c) amounts paid into escrow, options or contingent payments (whether in connection with the performance of the Company, its Management or any successor to the Company or otherwise);

(d) any other consideration paid to the Company, or any other owner or partner of the Company (including payments pursuant to (i) non-compete agreements, (ii) employment or consulting agreements outside the normal business of the Company, (iii) stock options bonuses (iv) other similar compensation

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

that are essentially regarded as a portion of the purchase price paid by the acquiring party, but excluding salaries or other compensation for the fair value of services to be rendered by such shareholder, owner or partner of the Company).

For purposes of calculation consideration, the value of that portion of consideration consisting of securities or other property shall be:

(a)	with respect to securities freely tradable in an established public market, the average closing market price on the last twenty trading days immediately prior to the public announcement of the business transaction (or over such period as is otherwise agreed by a seller or the sellers with respect to shares to be received by them in connection with the business transaction); and

(b)	with respect to securities not freely tradable in an established public market and consideration consisting of other property, the fair market value of such securities or other property as determined by the Company and TSG or, in the event the Company and TSG shall be unable to agree upon such fair market value, by an independent appraiser selected by TSG.

(c)	should the Company and TSG not mutually agree on the present worth of such considerations, TSG shall receive its success fee in cash as the Company receives such income payments for the first two years starting on the day the first related product or service sale is produced as a result of the Transaction.

In the event that the Aggregate Consideration involved in a Transaction includes deferred or contingent payments, acquisition of additional stock or assets, or any other type of investment after the initial closing, the Company will either

(a)	use their best efforts to mutually agree with TSG on their present worth which will be the value used for purposes of calculating the fee to be paid in cash at closing;

(b)	pay TSG’s fee in cash as the Company or its stockholders receive such deferred or contingent considerations.

In addition to the foregoing fees, the Company agrees to reimburse TSG, upon request made from time to time (but not more frequently than monthly), for its reasonable out-of-pocket expenses as governed by the T&E policy of the Company incurred in connection with its engagement.

G. Termination

The Company has the right to terminate this contract for any cause with 30 days notice. All notices should be communicated in both electronic and written form to TSG Partners. The Company will not be responsible for any additional ongoing retainers or expenses related to the project from the 7 day period following notification.

The Company has the right to terminate this contract for any cause without 30 days notice at the following points in the project:

1.	Following completion of the Consulting portion of the project (Phase I); and

2.	Following the completion of the first transaction during the Transaction Mandate (Phase 2) portion of the project.

Upon termination TSG will prepare a summary of the work to date, provide detailed records on the contacts made, and prepare a list of contacts that will be governed under the “tail period” of the contract.

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

In addition the Company will be responsible for delivering to TSG all expenses incurred by TSG for the project, and a prorated amount of the overall project and consulting fees associated with the period between last payment, and termination.

H.	Information

The Company and its Management will provide to TSG all financial and other information and materials as TSG may reasonably request for purposes of its engagement hereunder. The Company and its Management understand and acknowledge that TSG will rely on the information and material provided by the Company and its Management and such other information available from public sources as TSG may, in its sole discretion, deem prudent in performing its duties hereunder. TSG shall be entitled to rely on the accuracy and completeness of any information or material provided by the Company and its Management without independent investigation of the accuracy of such information or material. Nothing contained in this letter shall be construed to obligate TSG to investigate the Company, or any other owners, employees, partners or principals of the Company.

I.	Indemnification

The Company agrees to indemnify and reimburse TSG and any controlling person, shareholder, affiliate, director, officer, employee or agent of TSG (collectively and individually, as the context requires, the “Agent”) against and for any losses, claims, damages, expenses or liabilities (“Loss”) to which Agent may become subject or which Agent may suffer or incur in connection with any matter arising out of this letter, except to the extent that any such Loss is finally judicially determined by a court of competent jurisdiction (“Determined”) to have resulted solely from Agent’s knowing breach of this letter or the gross negligence or willful misconduct of Agent in performing services which are the subject of this letter.

If, in connection with the services or matters that are the subject of this letter, Agent becomes involved in any capacity in any lawsuit, claim or other proceeding (“Action”) for which indemnity and reimbursement may be sought in accordance with this letter, the Company shall promptly reimburse Agent upon request for any and all legal or other expenses reasonably incurred by such Agent in connection with investigating, preparing to defend or defending such Action or exercising its rights to indemnification under this letter.

The Company agrees that the indemnification and reimbursement commitments set forth above (a) shall apply whether or not Agent is a formal party to any such Action, and (b) are in addition to any liability that the Company may otherwise have to Agent.

Agent agrees to notify the Company promptly of the assertion against it of any claim or the commencement of any action or proceeding related to the transactions and activities contemplated this letter. Agent’s failure to so notify the Company shall not relieve the Company from any obligation or liability that it would otherwise have except to the extent that it has been materially prejudiced by such failure.

The Company shall be entitled to participate in any Action and to assume the defense thereof; provided, however, that in the event that any such Action includes both Agent and the Company, and Agent reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Company, or if the Company fails to assume the defense of the Action, in either case in a timely manner, then such Agent may employ separate counsel to represent or defend it in any

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

such Action, and the Company will pay the reasonable fees and disbursements of such counsel; and provided, further that the Company will not be required to pay the fees and disbursements of more than one separate counsel for all such Agents (and one separate local counsel). In any Action, the defense of which the Company assumes, the Agent will have the right to participate in such litigation and to retain its own counsel at such Agent’s own expense.

J.	Professional Services

The Company and its Management agree that competent legal counsel and certified public accountants are essential to the consummation of a business transaction. As such, the Company agrees to engage legal counsel and certified public accountants reasonably acceptable to TSG to serve the Company in connection with a business transaction.

K.	Arbitration

TSG and the Company agree to use every reasonable effort to settle any dispute or disagreement between them relative to this letter by amicable means and shall, prior to resorting to arbitration, as provided below, utilize the assistance of an independent party and agree not to resort to further action unless and until the parties have in good faith attempted to settle such dispute or disagreement in the foregoing manner and said dispute has not been resolved within thirty (30) days after the initiation of such attempt by either party.

If a good faith effort to resolve a dispute or disagreement has not produced an accord satisfactory to both parties within such 30-day period, at the request of either party, any controversy or claim arising out of or relating to this letter, or the breach hereof, shall be settled by arbitration to be held at the office of the American Arbitration Association (“AAA”) in New York, U. S. A. The arbitration shall be conducted in accordance with and through the United States Arbitration Act (9 U.S.C. § I et seq.) and the AAA Commercial Arbitration Rules then in effect; provided, however, that the parties agree that any arbitration shall be conducted under AAA’s expedited procedures then in effect, regardless of the amount in controversy. Each party may be represented by counsel in such arbitration proceeding. The Arbitration shall be conducted by one (I) arbitrator who shall be selected by the American Arbitration Association. The parties agree to request the arbitrator to render a written decision within three (3) months of the request for arbitration or within two (2) months after appointment of the arbitrator, whichever occurs earlier. To the extent permitted under applicable law, such award shall be final and binding upon both parties. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of record of competent jurisdiction in any country, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow. The costs and expenses of the arbitration proceedings, including attorney’s fees, shall be borne by the losing party to the arbitration or, at the discretion of the arbitrator, may be allocated among the parties to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrator(s).

L.	Sole Use by Company

All opinions and advice provided to the Company in connection with TSG’s engagement are intended solely for the benefit and use of the Company in connection with the matters described in this agreement, and accordingly such opinions or advice shall not be relied upon by any person or entity other than the

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

Company. Neither the Company nor its Management will make any other use of any such opinions or advice. In addition, neither the Company nor any person or entity controlled by the Company will quote or refer to TSG in any report, document, release or other communication prepared, issued or transmitted, without TSG’s prior written consent, which consent will not be unreasonably withheld.

M.	Advertisements

In the event of the consummation of a business transaction with TSG’s assistance, TSG shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that TSG will submit a copy of any such advertisements to the Company for its approval, which approval shall not be unreasonably withheld. In addition, TSG will have rights to identify The Company as a client in its marketing materials, without sacrificing the confidentiality of the assignment or mandate.

N.	Miscellaneous

This letter may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed in accordance with the laws of the State of New jersey. This letter incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto and shall be binding upon and inure to the benefit of the Company, TSG, the Agents, and their respective successors, assigns, heirs and personal representatives.

If the foregoing proposal correctly sets forth our agreement and meets with your approval, we will create a final version to be signed by both parties.

We look forward to working with you. If you should have any questions, please do not hesitate to contact me.

Best regards,

/s/ Panna Sharma
Panna Sharma

Managing Partner & CEO, TSG

Mobile: +1-404-229-6955

Office: +1 -404-254-1660

E-Fax: +1-212-202-4546

E-Mail: panna@tsg-partners.com

* * *

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

Confirmed and accepted as of the date of this letter:

Cancer Genetics

Signature:	/s/ Louis J. Maione

	Name:	Louis J. Maione
	Title:	Pres.

APPENDIX A

Companies where the success, milestone or other variable payments are to be reduced

	Company	Reduction in Fees from Overall Schedule
1	Signature Genomics	33%
2	Shiel Laboratories	33%
3	Enzo Biochem	33%
4	CBL Path	50%
5	ABBOTT	50%

Confirmed and accepted as of the date of June 12, 2009:

Cancer Genetics

Signature:	/s/ Louis J. Maione

	Name:	Louis J. Maione
	Title:	Pres.

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL

TSG

Signature:	/s/ Panna Sharma
	Name:	Panna Sharma
	Title:	CEO & Managing Partner

TSG

1230 Peachtree St. NE, 24th Floor, Atlanta, GA 30309, USA

Panna Sharma, CEO & Managing Partner – panna@tsg-partners.com

CONFIDENTIAL MATERIAL